Exhibit 99.1

KNIGHT CAPITAL GROUP ANNOUNCES CONSOLIDATED EARNINGS OF $0.19 PER DILUTED SHARE FOR THE SECOND QUARTER 2011

Equities generated second quarter 2011 revenues of $236.4 million, compared to second quarter 2010 revenues of $305.0 million, due to significantly lower overall U.S. equity volumes and market volatility

Fixed Income, Currencies and Commodities (FICC) second quarter 2011 revenues grew 46% to $88.4 million from second quarter 2010 revenues of $60.4 million, driven by reverse mortgage origination and HMBS securitization, institutional foreign exchange and capital markets

JERSEY CITY, New Jersey (July 20, 2011) – Knight Capital Group, Inc. (NYSE Euronext: KCG) today reported consolidated earnings of $17.6 million, or $0.19 per diluted share, for the second quarter of 2011.

For the second quarter of 2010, the company reported consolidated earnings of $54.4 million, or $0.58 per diluted share.

Revenues from continuing operations for the second quarter of 2011 were $326.0 million, compared to $366.3 million from continuing operations for the second quarter of 2010.

“Knight recorded positive earnings in the second quarter of 2011 as we worked to make the best of a challenging environment,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “The financial results were driven by electronic and cash market making as well as institutional electronic trading. Also making a strong contribution was Knight subsidiary Urban Financial Group which is cementing its position as a leading provider of reverse mortgages and HMBS securities in a growing market segment. In addition, the capital markets team is making an impact by leveraging Knight’s distribution strength to institutional clients.”

“Continuing operations” includes the company’s Equities, FICC and Corporate operating segments. Equities includes all global equities market making and institutional sales and trading, including Knight Direct and Knight Link, as well as Astor Asset Management. FICC includes all global trade execution services in fixed income, foreign exchange and commodities, including fixed income sales, trading and research, Knight BondPoint and Hotspot FX, as well as Urban Financial Group. Corporate includes strategic investments primarily in financial services-related ventures, corporate overhead expenses and all other expenses that are not attributable to the Equities and FICC segments. “Discontinued operations” primarily comprises the company’s former Deephaven subsidiary.

	Q2 2011	Q2 2010
Revenues ($ thousands)	325,982	366,274
Income from continuing operations, net of tax ($ thousands)	17,750	54,435
Net income ($ thousands)	17,572	54,391
Diluted EPS from continuing operations ($)	0.19	0.58
Average daily U.S. equity dollar value traded ($ billions)	26.9	31.5
Average daily U.S. equity trades (thousands)	3,765.6	4,335.5
Nasdaq and Listed equity shares traded (billions)	55.5	83.0
OTC Bulletin Board and Pink Sheet shares traded (billions)	263.2	682.1
Average revenue capture per U.S. equity dollar value traded (bps)	1.15	1.28
Average daily Knight Direct equity shares (millions)	162.2	164.3
Average daily Hotspot FX notional dollar value traded ($ billions)	63.0	40.2

	YTD 2011	YTD 2010
Revenues ($ thousands)	665,758	650,513
Income from continuing operations, net of tax ($ thousands)	48,383	82,553
Net income ($ thousands)	48,064	82,203
Diluted EPS from continuing operations ($)	0.51	0.88
Average daily U.S. equity dollar value traded ($ billions)	27.9	29.1
Average daily U.S. equity trades (thousands)	3,832.5	4,021.0
Nasdaq and Listed equity shares traded (billions)	119.4	154.7
OTC Bulletin Board and Pink Sheet shares traded (billions)	587.1	1,235.4
Average revenue capture per U.S. equity dollar value traded (bps)	1.19	1.20
Average daily Knight Direct equity shares (millions)	163.7	138.2
Average daily Hotspot FX notional dollar value traded ($ billions)	59.1	36.5

Equities

During the second quarter of 2011, the Equities segment generated total revenues of $236.4 million and pre-tax income of $32.9 million. In the second quarter of 2010, Equities reported total revenues of $305.0 million and pre-tax income of $111.3 million. Equities had pre-tax margins of 14% in the second quarter of 2011, compared to pre-tax margins of 36% in the second quarter of 2010.

“In Equities, during the second quarter, Knight’s financial results were impacted by a 30 percent decrease in overall U.S. equity market volumes and considerably lower volatility year over year,” said Mr. Joyce. “Nevertheless, Knight maintained industry-leading market share in retail trade volumes. We further expanded options market making. Despite a decline in institutional trade volumes, Knight Direct average daily share volume nearly matched the second quarter of 2010. Equity capital markets continued to gain traction.”

FICC

During the second quarter of 2011, the FICC segment generated total revenues of $88.4 million and pre-tax income of $13.9 million. In the second quarter of 2010, FICC reported total revenues of $60.4 million and pre-tax income of $0.9 million. FICC had pre-tax margins of 16% in the second quarter of 2011, compared to pre-tax margins of 1% in the second quarter of 2010.

“In FICC, during the second quarter, Knight improved profitability despite lower overall U.S. corporate bond volumes and narrower spreads year over year,” said Mr. Joyce. “Institutional fixed income worked to further reduce expenses while selectively increasing sales and product coverage. Urban increased reverse mortgage origination as well as HMBS issuance and is poised to gain further market share. Debt capital markets made a solid contribution. Knight BondPoint continued to gain market share. In foreign exchange, Hotspot FX increased average daily notional dollar value traded by 57 percent compared to the second quarter of 2010.”

Corporate

In the second quarter of 2011, the Corporate segment reported a pre-tax loss of $17.4 million compared to a pre-tax loss of $21.0 million in the second quarter of 2010.

“During the second quarter of 2011, Knight generated returns from core market making and institutional electronic trading,” said Mr. Joyce. “We continue to believe we are well positioned to benefit when retail and institutional activity levels pick up again. Nevertheless, we are evaluating market conditions, the competitive environment and secular trends to make the necessary adjustments that best position the firm moving forward.”

Headcount at June 30, 2011 was 1,465 full-time employees, as compared to 1,207 full-time employees at June 30, 2010.

As of June 30, 2011, the company had $470.6 million in cash and cash equivalents. The company had $1.4 billion in stockholders’ equity as of June 30, 2011, equivalent to a book value of $15.05 per diluted share. The company had a book value of $13.96 per diluted share as of June 30, 2010.

During the second quarter of 2011, Knight entered into a $100 million three-year term loan credit agreement, the proceeds from which will be used for general corporate purposes. In addition, Knight will act as a guarantor for a $200 million one-year revolving credit agreement for subsidiaries Knight Capital Americas, L.P. and Knight Execution & Clearing Services LLC. The proceeds of the revolving facility may be used to meet short-term liquidity needs arising from clearing and settlement activity.

During the second quarter of 2011, the company did not repurchase any shares under the company’s $1.0 billion stock repurchase program. To date, the company has repurchased 71.7 million shares for $817.4 million. The company has approximately $182.6 million available to repurchase shares under the program. The company cautions that there are no assurances that any further repurchases may actually occur.

* * *

Copies of this earnings release and other company information can be obtained on Knight’s website, http://www.knight.com. The company will conduct its second quarter 2011 earnings conference call for analysts, investors and the media at 9:00 a.m. Eastern Time (ET) today, July 20, 2011. To access Knight’s earnings conference call, please dial 888-378-0319 for domestic callers or 719-325-2342 for international callers. When prompted, please enter passcode 5831542. A replay of the second quarter 2011 earnings conference call will be available by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers. When prompted, please enter passcode 5831542. The conference call will be webcast live at 9:00 a.m. ET for all investors and interested parties on Knight’s website. In addition, the company will release its monthly volume statistics for June 2011 on its website at http://www.knight.com/ourfirm/volumestats.asp before the start of trading today.

* * *

About Knight

Knight Capital Group (NYSE Euronext: KCG) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including buy- and sell-side firms and corporations. Knight is headquartered in Jersey City, N.J. with a growing global presence across the Americas, Europe, and the Asia Pacific region. For further information about Knight, please visit www.knight.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with changes in market structure, legislative or regulatory rule changes and the costs, risks related to the performance of Knight’s Electronic Trading Group, the integration, performance and operation of businesses recently acquired or developed organically, or that may be acquired or developed organically in the future. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Margaret Wyrwas	Kara Fitzsimmons	Jonathan Mairs
Senior Managing Director,	Director,	Vice President,
Communications, Marketing	Media Relations	Corporate Communications
& Investor Relations	201-356-1523 or	201-356-1529 or
201-557-6954 or	kfitzsimmons@knight.com	jmairs@knight.com
mwyrwas@knight.com

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues
Commissions and fees	$195,514	$177,992	$378,072	$337,505
Net trading revenue	125,808	187,964	277,596	312,928
Interest, net	2,306	137	5,406	761
Investment income (loss) and other, net	2,354	181	4,684	(681)

Total revenues	325,982	366,274	665,758	650,513

Expenses
Employee compensation and benefits	140,126	158,695	289,090	297,045
Execution and clearance fees	58,737	47,521	112,186	89,983
Payments for order flow	22,337	11,089	43,046	22,114
Communications and data processing	21,691	17,071	42,414	33,129
Depreciation and amortization	13,524	9,834	26,733	19,069
Interest	9,540	7,137	19,420	9,611
Business development	7,250	6,312	10,961	10,540
Occupancy and equipment rentals	7,146	6,361	14,500	12,702
Professional fees	5,514	4,033	9,868	8,786
Writedown of assets and lease loss accrual	—	1,032	945	1,032
Other	10,663	6,061	17,057	9,416

Total expenses	296,528	275,146	586,220	513,427

Income from continuing operations before income taxes	29,454	91,128	79,538	137,086
Income tax expense	11,704	36,693	31,155	54,533

Income from continuing operations, net of tax	17,750	54,435	48,383	82,553
Loss from discontinued operations, net of tax	(178)	(44)	(319)	(350)

Net income	$17,572	$54,391	$48,064	$82,203

Basic earnings per share from continuing operations	$0.19	$0.61	$0.52	$0.92

Diluted earnings per share from continuing operations	$0.19	$0.58	$0.51	$0.88

Basic earnings per share	$0.19	$0.61	$0.52	$0.92

Diluted earnings per share	$0.19	$0.58	$0.51	$0.88

Shares used in computation of basic earnings per share	92,493	89,425	92,184	89,462

Shares used in computation of diluted earnings per share	94,682	93,508	94,884	93,891

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30, 2011	December 31, 2010
	(In thousands)
ASSETS
Cash and cash equivalents	$470,554	$375,569
Financial instruments owned, at fair value	2,690,730	1,603,139
Collateralized agreements:
Securities borrowed	1,631,439	1,361,010
Receivable from brokers, dealers and clearing organizations	683,139	476,159
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	120,864	117,601
Investments	101,114	81,331
Goodwill	338,843	338,743
Intangible assets, less accumulated amortization	101,784	109,784
Other assets	247,892	206,875

Total assets	$6,386,359	$4,670,211

LIABILITIES & EQUITY
Liabilities
Financial instruments sold, not yet purchased, at fair value	$1,896,634	$1,311,324
Collateralized financings:
Securities loaned	622,936	527,945
Financial instruments sold under agreements to repurchase	766,259	485,184
Other secured financings	51,982	35,583
Payable to brokers, dealers and clearing organizations	412,301	337,430
Accrued compensation expense	127,439	186,451
Accrued expenses and other liabilities	665,255	114,376
Long-term debt	417,588	311,060

Total liabilities	4,960,394	3,309,353

Equity
Knight Capital Group, Inc. stockholders’ equity
Class A common stock	1,664	1,628
Additional paid-in capital	837,902	807,287
Retained earnings	1,365,526	1,317,462
Treasury stock, at cost	(779,268)	(765,875)
Accumulated other comprehensive loss	(480)	(265)

Total Knight Capital Group, Inc. stockholders’ equity	1,425,344	1,360,237
Noncontrolling interests	621	621

Total equity	1,425,965	1,360,858

Total liabilities and equity	$6,386,359	$4,670,211

KNIGHT CAPITAL GROUP, INC.

PRE-TAX EARNINGS BY BUSINESS SEGMENT*

Amounts in millions

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2010	2011	2010
Equities
Revenues	$236.4	$305.0	$502.4	$524.4
Expenses	203.4	193.7	404.8	356.6

Pre-tax earnings	32.9	111.3	97.6	167.8

FICC
Revenues	88.4	60.4	159.6	128.2
Expenses	74.5	59.5	143.5	119.2

Pre-tax earnings	13.9	0.9	16.1	9.0

Corporate
Revenues	1.2	0.9	3.8	(2.0)
Expenses	18.7	21.9	38.0	37.7

Pre-tax loss	(17.4)	(21.0)	(34.2)	(39.7)

Consolidated
Revenues	326.0	366.3	665.8	650.5
Expenses	296.5	275.1	586.2	513.4

Pre-tax earnings	$29.5	$91.1	$79.5	$137.1

*	Totals may not add due to rounding.